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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Inland Real Estate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INLAND REAL ESTATE CORPORATION

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:	May 16, 2002
Time:	10:00 a.m., central time
Place:	2901 Butterfield Road Oak Brook, Illinois 60523

April 22, 2002

Dear Stockholder:

You are cordially invited to attend our annual meeting of Stockholders. We will hold the meeting on May 16, 2002 at 10:00 a.m., central time, at 2901 Butterfield Road, Oak Brook, Illinois 60523. The enclosed packet includes the Notice of Annual Meeting, Proxy Statement and Proxy. The Proxy Statement describes the business that we will conduct at the meeting and provides information about the Company.

Your vote is important. Please complete, date, sign and return the enclosed proxy card promptly, whether you plan to attend the meeting or not. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Robert D. Parks

Robert D. Parks
 Chairman of the Board, President
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 16, 2002
Time:	10:00 a.m., central time
Place:	2901 Butterfield Road Oak Brook, Illinois 60523

Dear Stockholders:

        At our annual meeting, we will ask you to:

  •
  elect seven directors;

  •
  ratify the selection of KPMG LLP as our independent auditor for 2002; and

  •
  transact any other business that may properly be presented at the annual meeting.

        If you were a stockholder of record at the close of business on April 17, 2002, you may vote in person at the annual meeting or submit the enclosed proxy.

By order of the Board of Directors,
/s/ David J. Kayner
David J. Kayner Secretary and General Counsel
April 22, 2002

i

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

        Our annual meeting of stockholders will be held on May 16, 2002 at 10:00 a.m., central time, at 2901 Butterfield Road, Oak Brook, Illinois 60523. If you would like to attend, please contact Trista Hertz at (630) 218-8000 to make arrangements.

Information About this Proxy Statement

        We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the meeting. If you own shares of common stock in the Company in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these materials. Please make sure to vote all of your shares. This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission which are designed to assist you in voting your shares. On or about April 22, 2002, we began mailing the proxy materials to all stockholders of record at the close of business on April 17, 2002.

Information About Voting

        You may vote your shares at the annual meeting only if you are a stockholder of record at the close of business on April 17, 2002. Each share is entitled to one vote. As of April 17, 2002, there were 63,889,641 shares outstanding.

        You may grant us proxy to vote on the proposals presented at the annual meeting. You can vote your shares in any of the following ways:

  •
  By Proxy Card: You can vote your shares by signing, dating and returning the enclosed proxy card. If you do this, the individuals named on the card will vote your shares in the manner you indicate. You may specify on your proxy card how you would like your shares voted. If you do not indicate instructions on the card, your shares will be voted for the election of the individuals nominated for director and for the selection of KPMG LLP as our principal independent auditor for 2002;

  •
  Electronically: You can vote your shares by granting us your proxy over the Internet. To do so, go to the Website www.inlandvote.com and follow the instructions provided on the Website.

        Additionally, you may come to the annual meeting and cast your vote in person. If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, attention: Robert D. Parks; (2) providing us with a later-dated proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke your proxy.

Information Regarding Tabulation of the Vote

        We will tabulate all votes cast at the meeting and will appoint one of our officers to act as inspector of election at the meeting.

Quorum Requirement

        Stockholders owning a majority of our shares must be present in person or by proxy in order for action to be taken at the meeting. For these purposes, "abstentions" and "broker non-votes" will be counted as present for determining whether a majority is present. A broker non-vote occurs when shares registered in the name of a broker are not voted because the broker does not have the authority to do so. A broker non-vote will have no effect on the matters scheduled to be considered at the annual meeting.

Information About Votes Necessary for Action to be Taken

        The seven individuals receiving the greatest number of votes will be elected to serve as directors; provided that a majority of these individuals must be independent. A person is considered to be "independent" under our governing documents if he or she: (1) is not affiliated with The Inland Group, Inc. or any of its affiliates; (2) does not serve as a director for more than two real estate investment trusts organized by The Inland Group and its affiliates; (3) performs no other services for us except as a director; and (4) does not own more than ten percent (10%) of our issued and outstanding common stock. Ratification of KPMG LLP as our independent auditor requires a "yes" vote from a majority of the votes actually cast on the matter.

Costs of Proxies

        We will pay all the costs of soliciting proxies and holding the annual meeting. We have not retained a third party to assist in this process. Instead, proxies will be solicited solely by our directors, officers or employees. We will not pay any additional compensation to these individuals for these activities. We also intend to request that brokers, banks and other nominees solicit proxies from their principals. We will pay the brokers, banks and other nominees for certain expenses that they incur for these activities.

Other Matters

        We are not aware of any other matter which will be presented at the annual meeting. Generally, no business, aside from the items discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the annual meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion. Generally, for nominations or other business to be properly brought before the annual meeting by one of our stockholders, the stockholder seeking to make a nomination or bring other business before the meeting must provide, among other things, notice thereof in writing to our secretary at our principal offices not less than forty-five (45) days before the anniversary date on which we first mailed our notice of meeting and proxy materials for the prior year's annual meeting. We mailed the notice and proxy materials for last year's annual meeting on April 30, 2001. Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the meeting was required to provide us with notice by March 16, 2002. We did not receive notice of any such proposals by that date.

Available Information

        We file reports, proxy materials and other information with the Securities and Exchange Commission ("SEC"). These reports, proxy materials and other information can be inspected and copied at the Public Reference Section maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 233 Broadway, New York, New York 10279. Copies can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

PROPOSAL NO. 1—ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

Background

        Our board has nominated Roland W. Burris, G. Joseph Cosenza, Daniel L. Goodwin, Joel G. Herter, Heidi N. Lawton, Robert D. Parks and Joel D. Simmons to serve as directors for the upcoming year or until their respective successors are elected and begin to serve. Ms. Lawton and Messrs. Burris, Herter and Simmons have been nominated to serve as independent directors.

        We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders. You do not have the right to cumulate your votes in electing directors.

        The nominees for election to the board are:

        Roland W. Burris 64.    Independent Director of the Company since January 1996. Mr. Burris has been of counsel to the law firm of Buford & Peters LLC since June 1999. Prior to that, Mr. Burris served as the Managing Partner of Jones, Ware & Grenard, a law firm, from June 1995 to June 1999. Mr. Burris concentrates his practice primarily in the areas of environmental, banking and consumer protection law. From 1973 to 1995, Mr. Burris held various governmental positions in the State of Illinois including State Comptroller (1979 to 1991) and Attorney General (1991 to 1995). Mr. Burris serves on the board of the Illinois Criminal Justice Authority, the Financial Accounting Foundation, the Law Enforcement Foundation of Illinois, the African American Citizens Coalition on Regional Development and the Boy Scouts of America. He currently serves as chair of the Illinois State Justice Commission and is an adjunct professor in the Master of Public Administration Program at Southern Illinois University.

        G. Joseph Cosenza 58.    Director of the Company since its formation in 1994 and a member of the Company's management committee since March 2001. Mr. Cosenza is a founding stockholder of, and a Director and Vice Chairman of The Inland Group, Inc., where, among other things, he supervises a staff of eight property acquisition personnel. The Inland Group, Inc. is a diversified real estate and financial services organization located in Oak Brook, Illinois. In addition, Mr. Cosenza serves on the board, or as an officer, of entities wholly-owned or controlled by The Inland Group. Mr. Cosenza has been a licensed real estate broker since 1968 and an active member of various national and local real estate associations, including the National Association of Realtors and the Urban Land Institute.

        Daniel L. Goodwin 58.    Director and a member of the Company's management committee since April 2001. Mr. Goodwin is a founding and controlling stockholder of, and the Chairman of the Board and Chief Executive Officer of, The Inland Group, Inc. Mr. Goodwin also serves as a director or officer of entities wholly-owned or controlled by The Inland Group. In addition, Mr. Goodwin is the Chairman of the Board, President and Chief Executive Officer of Inland Bancorp and serves on the Board of Directors of the Illinois State Affordable Housing Trust Fund, the American National Bank of DuPage and the New Directions Housing Corporation and is a Chairman of the Board of Trustees of Northeastern Illinois University. Mr. Goodwin is also a licensed real estate broker and a member of the National Association of Realtors, the Illinois Association of Realtors and the Northern Illinois Commercial Association of Realtors.

        Joel G. Herter 64.    Independent Director of the Company since 1997, Mr. Herter is a senior consultant of Wolf & Company LLP ("Wolf"), certified public accountants, where he has been employed since 1978. Mr. Herter's business experience includes providing accounting and auditing, tax and general business services including venture and conventional financing, forecasts and projections and strategic planning to a variety of industries. Mr. Herter is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Herter currently serves as Chairman of the Board of Trustees of Elmhurst Memorial Hospital; Director of Suburban Bank and Trust Company; Chairman of the Board of Trustees of Elmhurst College; Chairman of the DuPage Water Commission; Treasurer to the House Republican Campaign Committee and Friends of Lee Daniels Committee; and Treasurer for Illinois Attorney General Jim Ryan. Mr. Herter also serves on the board of the Illinois Sports Facilities Authority.

        Heidi N. Lawton 39.    Independent Director of the Company since October 1994, Ms. Lawton is the President of Lawton Realty Group, Inc., a commercial real estate brokerage and management firm which she founded in 1989. Ms. Lawton is responsible for all aspects of its operations, including structuring real estate investments, procuring partner/investors, acquiring land and properties and obtaining financing for development or acquisition. Ms. Lawton has been licensed as a real estate professional since 1982.

        Robert D. Parks 58.    Chairman of the Board, President and Chief Executive Officer and a member of the Company's management committee. Mr. Parks has been a Director of the Company since its formation in October 1994. Mr. Parks also served as the Company's President from 1994 through June 2000. Mr. Parks reassumed the office of President and Chief Executive Officer in March 2001. Mr. Parks is a founding stockholder and a Director of The Inland Group, Inc. Mr. Parks also serves on the board, or as an officer, of entities wholly-owned or controlled by The Inland Group. Mr. Parks is primarily responsible for managing The Inland Group affiliated broker-dealer and other marketing and investor relations activities. Mr. Parks is also Chairman of the Board, Chief Executive Officer and a Director of Inland Retail Real Estate Trust, Inc. He is a registered Direct Participation Program Principal with the National Association of Securities Dealers, Inc. and a member of the Real Estate Investment Association and the National Association of Real Estate Investment Trusts.

        Joel D. Simmons 43.    Independent Director of the Company since 2000. Mr. Simmons is a limited partner of Cohen Financial, a national real estate finance company, where he has been employed since November 1983. Mr. Simmons focuses on structuring and managing capital for commercial real estate transactions. Mr. Simmons serves on the Board of Directors of Albany Bank & Trust Co. of Chicago, is a member of the International Council of Shopping Centers and sits on the ICSC Illinois State Committee.

        RECOMMENDATION OF THE BOARD: The board recommends that you vote "FOR" the election of all seven nominees.

Independent Director Compensation

        The Independent Directors are paid an annual fee of $18,000 plus a fee for each board or committee meeting attended in person or by telephone equal to $750 and $500, respectively. In addition, each year on the date of our annual meeting of stockholders, each Independent Director then in office receives a grant of options to purchase 1,000 shares of our common stock at an exercise price equal to the then fair market value of the stock. Messrs. Cosenza, Goodwin and Parks do not receive any fees or other remuneration for serving as directors.

        During calendar year 2001, the board met 18 times. Each director serving on the board during 2001 attended all of the board meetings held in 2001, except for Mr. Herter who attended all but one board meeting. Our board also has formed an audit committee and a compensation committee. Ms. Lawton and Messrs. Burris, Herter and Simmons serve on each committee. During calendar year 2001, the audit and compensation committees met four times and one time, respectively. The board has also formed a management committee to oversee the Company's day-to-day operations comprised of Messrs. Cosenza, Goodwin, Parks and Zalatoris. During 2001, the management committee met 12 times.

PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP

        Our board, on the recommendation of the audit committee, has selected KPMG LLP to serve as our independent auditor for the fiscal year ending December 31, 2002. We traditionally ask our stockholders to ratify the selection of an independent auditor, even though your approval is not required. Further, even if you do not approve the selection of KPMG LLP, we will not replace them for this fiscal year due to the added expense and delay that would result from replacing them and selecting a new auditor. Instead, our board will consider the negative vote as a direction to consider a different auditor next year.

        KPMG LLP has served as our independent auditor since 1994, and no relationship exists other than the usual relationship between independent public auditor and client. Representatives of KPMG LLP are expected to be available at the annual meeting to respond to questions.

Disclosure of Auditor Fees

        The following is a description of the fees billed to us by KPMG during the year ended December 31, 2001:

        Audit Fees:    We paid audit fees to KPMG in connection with its review and audit of our annual financial statement for the year ended December 31, 2001 and KPMG's review of our interim financial statements included in our Quarterly Reports on Form 10-Q during the year ended December 31, 2001 totaling approximately $170,000.

        Financial Information Systems Design and Implementation Fees:    We did not engage KPMG to provide advice to us regarding financial information systems design and implementation during the year ended December 31, 2001.

        All Other Fees:    We paid KPMG approximately $66,150 during the year ended December 31, 2001 for all other non-audit services rendered to us by KPMG; comprised primarily of preparation fees associated with multiple tax returns.

        RECOMMENDATION OF THE BOARD: The board recommends that you vote "FOR" the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2002.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

        Our Compensation Committee, comprised of each of our independent directors, reviews the compensation structure of our senior management group consisting of Messrs. Parks, Zalatoris, Kayner, Carr and Anderson and makes recommendations to the full board. In fulfilling its responsibilities, the committee, from time to time, retains independent compensation consulting firms. No member of the committee is a former or current officer or employee of the Company or any of our subsidiaries.

        The primary focus of our compensation program is to create value for our stockholders by attracting and retaining highly qualified employees at all levels. Our compensation policy for executive officers focuses on two aspects:

  •
  base salary; and

  •
  an annual bonus based on performance criteria and payable in cash, stock or some combination.

        Base salaries for our executives are reviewed on an annual basis by the committee and recommendations for an increase made to the full board based upon an assessment of the individual's contributions to our asset and financial growth as well as competitive pay levels in the REIT industry. Incentive compensation bonuses are predicated on the executive satisfying predetermined performance targets based on both the Company's performance and the executive's individual performance. Finally, the committee may recommend to the full board that it grant stock options and restricted common stock to our employees. In determining whether to recommend these grants, the committee generally considers competitive practices in the REIT industry, the executive's scope of responsibility and performance criteria.

        As previously disclosed, during this past year, disagreements over the efficacy of compensation arrangements entered into by our former President, Norbert Treonis, and our former Vice President, Secretary and General Counsel, Samuel Orticelli, resulted in Mr. Treonis' resignation and the dismissal of Mr. Orticelli. In Mr. Treonis' case, we entered into a separation agreement pursuant to which the Company paid Mr. Treonis approximately $57,500 for voiding the remaining two years of a contract entered into with Mr. Treonis in December, 2000. In Mr. Orticelli's case, we were unable to agree on a consensual separation agreement and litigation subsequently ensued.

        To replace Mr. Treonis, Robert D. Parks agreed to assume the duties of President and Chief Executive Officer. Mr. Parks had previously served as our President and Chief Executive Officer prior to our merger with our former advisor and property manager. Mr. Parks agreed to take on these additional tasks at no additional compensation above and beyond the consulting arrangement which we agreed to with Mr. Parks at the time of the merger. Under the terms of that agreement, we pay Mr. Parks $50,000 per year. To replace Mr. Orticelli, we entered into an agreement with David J. Kayner to serve as our Secretary and General Counsel. We based Mr. Kayner's compensation on an evaluation of market rates for individuals of similar experience.

        In reviewing compensation matters, we consider the anticipated tax treatment to the Company and to our executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the compensation committee's control also affect the deductibility of compensation. For these and other reasons, the committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Respectfully submitted by the Compensation Committee
Roland W. Burris Joel G. Herter Heidi N. Lawton Joel D. Simmons

EXECUTIVE COMPENSATION

Executive Officers

        The board of directors annually elects our executive officers. These officers may, subject to their respective employment agreements, be terminated at any time. Listed below is information about our executive officers except for Mr. Parks, whose biography is included above.

        Mark E. Zalatoris 44.    Senior Vice President, Treasurer, Chief Financial Officer and a member of the Company's management committee. Mr. Zalatoris became a full-time employee of the Company in July 2000 following the Company's merger with its former advisor and property manager. Prior to that, Mr. Zalatoris was employed by an affiliate of The Inland Group, Inland Real Estate Investment Corporation as a Vice President with primary responsibility for asset management and due diligence functions. Mr. Zalatoris is a certified public accountant, holds a general securities license and is a member of the National Association of Real Estate Investment Trusts.

        David J. Kayner 63.    Secretary and General Counsel. Mr. Kayner joined the Company in September, 2001. From 1973 to 2001, Mr. Kayner was a partner at the law firm of Piper Marbury Rudnick & Wolfe (f/k/a Rudnick & Wolfe), where he concentrated his legal practice in real estate law, and from 1982 to 1990 he acted as a managing partner. Mr. Kayner is admitted to practice law in the State of Illinois and is a member of the American Bar Association, Illinois State Bar Association and the Chicago Bar Association. Also, he has served as an adjunct professor of law at the John Marshall School of Law.

        William W. Anderson 43.    Vice President—Acquisitions and Sales. Mr. Anderson became a full-time employee of the Company in July 2000 following the merger. From 1996 to 2000, Mr. Anderson was employed by an affiliate of The Inland Group, Inland Real Estate Acquisitions, Inc., as an Assistant Vice President. Mr. Anderson's responsibilities included analyzing and negotiating the acquisition of shopping centers, apartments and net leased commercial properties.

        D. Scott Carr 36.    President of our property management subsidiary. Mr. Carr became a full-time employee of the Company in July 2000 following the merger. Prior to that, Mr. Carr served as President of Inland Commercial Property Management, Inc. Mr. Carr's responsibilities include overseeing all property management operations. In addition, Mr. Carr is a member of the International Council of Shopping Centers and its Illinois State Committee, and he has achieved the designation of Certified Leasing Specialist and Senior Certified Property Manager. Mr. Carr is also a licensed real estate broker in Illinois and Minnesota

Executive Officer Compensation

        On July 1, 2000, we completed our merger with Inland Commercial Property Management, Inc. and Inland Real Estate Advisory Services, Inc. and became a "self-administered" entity. Prior to that date, we did not have any employees or pay any compensation to our executive officers. Instead we paid Inland Real Estate Advisory Services and Inland Commercial Property Management fees for advisory and property management services, respectively. Following the merger, we hired a staff of employees and entered into employment contracts with certain officers, including our former President and Chief Executive Officer, Mr. Treonis who resigned in March 2001. Subsequent to Mr. Treonis resigning, Mr. Parks assumed the positions President and Chief Executive Officer. The table below reports compensation paid to both Messrs. Parks and Treonis during the year ended December 31, 2001 and our three most highly compensated executives other than Messrs. Parks and Treonis.

LONG-TERM COMPENSATION
		ANNUAL COMPENSATION				AWARDS			PAYOUTS
(a) Name	(b) Year	(c) Salary*		(d) Bonus	(e) Other Annual Compensation	(f) Restricted Stock Award(s)		(g) Securities Underlying Options/ Sars(#)	(h) LTIP Payouts	(i) All Other Compensation
Norbert Treonis Director, President and Chief Executive Officer ending March 2001	2001 2000 1999	$ $	96,154 150,000 N/A	— N/A N/A	— N/A N/A	— N/A N/A		— N/A N/A	— N/A N/A	$57,452 N/A N/A
Robert D. Parks Chairman of the Board, President and Chief Executive Officer beginning March 2001	2001 2000 1999	$ $	50,000 25,000 N/A	— N/A N/A	— N/A N/A	— N/A N/A		— N/A N/A	— N/A N/A	— N/A N/A
Mark E. Zalatoris Senior Vice President, Treasurer and Chief Financial Officer	2001 2000 1999	$ $	167,500 62,500 N/A	$10,000 — N/A	— — N/A	$10,000 — N/A	**	— —	— — N/A	— — N/A
William W. Anderson Vice President— Acquisitions and Sales	2001 2000 1999	$ $	100,000 50,000 N/A	— — N/A	— — N/A	— — N/A		— — N/A	— — N/A	— — N/A
D. Scott Carr President of Inland Commercial Property Management, Inc.	2001 2000 1999	$ $	110,000 49,875 N/A	— — N/A	— — N/A	— — N/A		— — N/A	— — N/A	— — N/A

*
Amounts for the year 2000 reflect the post-merger period from July 1 through December 31.

**
Reflects the dollar value of 909.09 shares of restricted stock issued to Mr. Zalatoris valued at $11 per share

Employment Agreements

Robert D. Parks

        Robert D. Parks, our Chairman of the Board for the last six years, resumed his duties as President and Chief Executive Officer following the resignation of Mr. Treonis discussed below. As part of the merger, we had previously entered into a one-year consulting agreement with Mr. Parks. This agreement remains in effect. Under this agreement, we pay Mr. Parks an annual salary equal to $50,000. Mr. Parks is also eligible to participate in our benefit plans such as health and disability insurance and 401(k) plans. The agreement automatically renews for an additional one-year period unless either party provides written notice of its intent not to renew not less than thirty days prior to expiration of the then current term. We retain the right to terminate the agreement both with and without "cause" which is defined as:

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  conduct amounting to fraud, embezzlement or illegal misconduct;

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  conduct that we reasonably believed has brought us into substantial public disgrace or disrepute;

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  failure by Mr. Parks to perform his duties;

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  gross negligence or willful misconduct by Mr. Parks with respect to us or our clients, employees and activities; or

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  any other material breach of the agreement or any other agreement to which we and Mr. Parks were a party or, among other things, a material breach of any written policy regarding conflicts of interest, standards of business conduct or fair employment practices.

        If we were to terminate Mr. Parks without "cause," we would be required to pay him all base salary, vacation pay, reimbursable expenses, benefits and bonus that had accrued to the date of termination plus a severance payment equal to the base salary that would have been paid during the remaining portion of the then current term plus six additional months of the then current base salary. Mr. Parks has also agreed that during the term of the Agreement and for six months following termination for any reason, he will not compete with the Company, solicit customers or employees or take any action which is or could be reasonably expected to be detrimental to the Company, its affiliates or its and their employees or operations. Mr. Parks' agreement does not contain any provision requiring payment to Mr. Parks if a "change in control" occurs. Further, Mr. Parks is not prohibited from continuing his other business activities including serving as Chairman of the Board, President and Chief Executive Officer of Inland Retail Real Estate Investment Corporation, a real estate investment trust which owns and acquires neighborhood and community shopping centers primarily in the southeastern United States.

Norbert Treonis

        As part of the merger and effective on July 1, 2000, our board appointed Norbert Treonis President and Chief Executive Officer and we entered into a one-year employment contract with him. The July agreement with Mr. Treonis required us to pay him a base salary equal to $300,000 per year plus a bonus determined at our discretion.

        In December 2000, Mr. Treonis signed a revised employment agreement which provided for a three-year term. Under this December agreement, which became effective on January 1, 2001, we were to pay Mr. Treonis a base salary of $500,000 per year plus an incentive bonus determined in accordance with performance thresholds set forth in the agreement. We were also required to grant Mr. Treonis 90,910 shares of our common stock subject to restrictions set forth in the December agreement plus up to an additional 36,363.64 shares on an annual basis based on our performance.

        Under each of the agreements, we retained the right to terminate the agreement for "cause" which was defined in the same manner as in Mr. Parks' consulting agreement. The December agreement also contained a provision requiring us to make payments to Mr. Treonis upon a "Change of Control" which was defined in the December agreement to mean:

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  that the members of our board as of the date of the agreement failed to constitute a majority of the board; provided that any individual nominated by the board and becoming a member of the board was to be treated as if the person was a member of the board as of the date of the agreement;

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  the disposition of all, or substantially all, of our assets;

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  the merger or consolidation with an unaffiliated third person if we were not the surviving entity;

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  any "person" not affiliated with The Inland Group, Inc. acquired twenty-five percent (25%) or more of our voting shares; or

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  termination or liquidation of the Company.

        Subsequent to the signing of the December agreement, our board raised questions regarding representations and disclosures made to it and the board's compensation committee relating to the December agreement. An investigation was commenced and before it was completed, Mr. Treonis resigned in March 2001. As part of Mr. Treonis' resignation, we entered into a "Separation Agreement" with him. Under this agreement, we paid Mr. Treonis $57,451.93 (which, after withholding taxes, was reduced to $34,801.92). In addition, Mr. Treonis canceled and assigned to us any rights he may have had to the shares of our common stock issued under the December agreement. The Separation Agreement contains mutual releases by us and Mr. Treonis of all claims arising from or relating to the signing of the December agreement.

Mark E. Zalatoris

        On June 15, 2001, we entered into two agreements with Mark E. Zalatoris, our Senior Vice President, Treasurer and Chief Financial Officer, a Supplemental Agreement and a revised employment agreement. Under the Supplemental Agreement, we and Mr. Zalatoris agreed to, among other things: (i) rescind an employment agreement entered into in December 2000 effective immediately; (ii) reinstate the terms of the employment agreement entered into in July 2000 effective immediately; and (iii) enter into a revised employment agreement to be effective July 1, 2001 (the terms of which are described below).

        On July 1, 2001, the revised employment agreement became effective. Under the Revised Agreement, which expires on December 31, 2004, we are required to pay Mr. Zalatoris the following base salaries:

• January 1, 2002-December 31, 2002:	$190,000
• January 1, 2003-December 31, 2003:	$210,000
• January 1, 2004-December 31, 2004:	$225,000

        Mr. Zalatoris was also paid a cash bonus of $10,000 for the six months ending December 31, 2001. Mr. Zalatoris is also eligible for future cash bonuses, a portion of which is in the discretion of our Chief Executive Officer, of up to 60% of his base salary, calculated annually based on the growth in our funds from operations ("FFO") compared to the median growth rate in FFO published by the National Association of Real Estate Investment Trusts ("NAREIT") for the entities comprising the "retail property sector."

        We also issued to Mr. Zalatoris 909.09 shares of our common stock on January 1, 2002 as additional bonus compensation. So long as Mr. Zalatoris' employment has not been terminated for any reason, on December 31 of each remaining year of the agreement, he will be entitled to additional compensation of up to 18,181.82 shares of our common stock based again on our relative growth in FFO when compared to the NAREIT retail sector. As in the case of the bonus compensation, a portion thereof will be issued at the discretion of our chief executive officer.

        All of the shares issued to Mr. Zalatoris are and will be subject to vesting requirements. Twenty percent (20%) of the shares vest on each anniversary of the date of issuance. If Mr. Zalatoris is terminated for "cause" as defined in the agreement, or if he voluntarily terminates his employment, Mr. Zalatoris is required to forfeit all unvested shares. Unless forfeited, Mr. Zalatoris may vote all shares and receive dividends on all shares including those which have not vested.

        If the Revised Agreement and Mr. Zalatoris' employment are terminated due to Mr. Zalatoris' death or disability, he (or his estate or beneficiaries) will be entitled to any accrued but unpaid base salary, compensation for unused vacation days accrued as of the termination date, unreimbursed business expenses, vested benefits and the prorated portion of the incentive compensation Mr. Zalatoris received for the year prior to termination. In addition, all unvested shares of stock issued to him as compensation under the employment agreement will immediately vest and no longer be subject to forfeiture. If Mr. Zalatoris' employment is terminated without cause or by him for "good reason," in addition to the compensation set forth in the preceding sentence, he will also be entitled to an amount equal 1.25 times the sum of (A) his then current base salary, and (B) an amount equal to the incentive compensation which Mr. Zalatoris received for the year prior to termination; provided, however, if the termination occurs within two years of a "change of control," then in lieu of the compensation set forth in preceding clause of this sentence, Mr. Zalatoris will be entitled to an amount equal to 2.99 times the sum of (A) his then current base salary, (B) an amount equal to the incentive compensation which Mr. Zalatoris received for the year prior to termination, and (C) the value of any shares of common stock issued to him as compensation under the employment agreement for the year prior to termination.

        During the term of the Revised Agreement and for a period of one year following the termination thereof, Mr. Zalatoris has agreed to certain non-compete and non-solicitation provisions.

Stock Option Grants

        Under our Independent Director Stock Option Plan, we are authorized to issue options to purchase up to 50,000 shares of our common stock to directors who are not, or have not been for at least five years, an employee or officer of the company or any of our subsidiaries. Each person who satisfies this criteria is issued an option to purchase 3,000 shares upon becoming a member of the board. Thereafter, each person is granted an option to purchase 1,000 shares on the date of each annual meeting assuming the person remains an independent director. The exercise price of each option is equal to fair market value as determined on good faith by our board of directors on the date of the grant. The initial grant of options vest and become exercisable as follows: (1) 1,000 shares on the date of grant, and (2) 1,000 shares on the first and second anniversary of the grant, respectively. All subsequent options vest and become exercisable on the second anniversary of the grant. The latest options granted in June of 2001 have exercise prices of $10.45 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of our shares of common stock to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the form. Based solely on our review these forms or written representations from the reporting person, we believe that each director, officer and beneficial owner of more than ten percent (10% of our outstanding common stock complied with these filing requirements during the fiscal year ended December 31, 2001.

COMMON STOCK OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of April 9, 2002 regarding the number and percentage of our outstanding shares of common stock beneficially owned, including shares which may be purchased within sixty (60) days of the date hereof upon the exercise of options by: (1) each director and each nominee for director; (2) each executive officer; and (3) all directors and executive officers as a group. The table also sets forth information as of April 9, 2002 with respect to any person known to us to be the beneficial owner of more than five percent (5%) of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
William W. Anderson(2)(3)	—	*
Roland W. Burris(1)(4)(8)	9,431.6017	*
D. Scott Carr(2)(3)	910.3781	*
G. Joseph Cosenza(1)(3)(9)	16,203.8222	*
Daniel L. Goodwin(1)(3)(10)	6,246,463.7528	9.8
Joel G. Herter(1)(5)(11)	7,380.2431	*
Heidi N. Lawton(1)(6)(12)	8,521.6292	*
Joel D. Simmons(1)(7)(13)	3,000.0000	*
Robert D. Parks(1)(2)(3)	30,657.7920	*
David J. Kayner(2)	—
Mark E. Zalatoris(2)(3)(14)	3,776.8148	*
Inland Mortgage Investment Corporation(15)	136,363.6365	*
Inland Real Estate Investment Corporation(15)	6,065,454.3635	9.6
All Executive Officers and Directors as a group	6,326,346.0339	9.9

(1)
Director
(2)
Executive Officer
(3)
The business address of Messrs. Anderson, Carr, Cosenza, Goodwin, Parks, Kayner and Zalatoris is c/o The Inland Group, Inc., 2901Butterfield Road, Oak Brook, Illinois 60523
(4)
The business address of Mr. Burris is c/o Buford, Peters & Ware, LLC, 111 West Washington Street, Suite 1861, Chicago, Illinois 60602
(5)
The business address of Mr. Herter is c/o Wolf & Company LLP, 2100 Clearwater Drive, Oak Brook, Illinois 60521
(6)
The business address for Ms. Lawton is c/o Lawton Realty Group, 2100 Clearwater Drive, Suite 106, Oak Brook, Illinois 60521
(7)
The business address for Mr. Simmons is c/o Cohen Financial Corporation, Two North LaSalle Street, Suite 800, Chicago, Illinois 60602.
(8)
Includes options to purchase 6,500 shares at exercise prices ranging from $9.05 to $10.45 per share and 1,343.2226 shares owned by Mr. Burris' spouse.
(9)
Includes 9,090.9090 shares owned by the Judith M. Cosenza Revocable Trust, 2,271.9261 shares owned by the Mark Cosenza Gift Trust and 2,271.9261 shares owned by the Cathy Cosenza Gift Trust. Mr. Cosenza serves as trustee of each of these trusts with power to vote the shares and to dispose of the shares.
(10)
Includes 136,363.6365 shares and 6,065,454.3635 shares of our common stock owned by Inland Mortgage Investment Corporation and Inland Real Estate Investment Corporation, respectively. Each of these entities is an indirect wholly-owned subsidiary of The Inland Group, Inc. Mr. Goodwin is the controlling shareholder of The Inland Group, Inc.
(11)
Includes options to purchase 6,000 shares at exercise prices ranging from $9.05 to $10.45 per share.
(12)
Includes options to purchase 7,000 shares at exercise prices ranging from $9.05 to $10.45 per share.
(13)
Consists of an option to purchase 1,000 shares at an exercise price equal to $10.45 per share.
(14)
Includes 933.8624 shares owned by the Scott Zalatoris Trust and 933.8624 shares owned by the Joanne Zalatoris Trust. Mr. Zalatoris serves as a trustee of each trust along with his spouse. Also includes 909.09 shares granted to Mr. Zalatoris under the terms of his employment agreement dated June 15, 2001.
(15)
Indirect wholly-owned subsidiary of The Inland Group, Inc.

* Less than one percent(1%)

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AUDIT COMMITTEE REPORT

        In accordance with its written charter, which was approved in its current form by our board on April 20, 2001, the Audit Committee assists the board in oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

        Management is responsible for the financial reporting process, preparing consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent auditors are responsible for auditing the financial statements. The Audit Committee is responsible for monitoring and reviewing these procedures and processes. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, with the exception of Mr. Herter, are not experts in the fields of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles.

        During fiscal 2001, the Audit Committee met four times. The committee discussed the independent auditors' overall scope and plan for its audit of the Company and met with the independent auditors, with and without management present, to discuss their examination and evaluation of our internal controls.

        The Audit Committee also discussed with the independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." The Audit Committee reviewed and discussed the Company's audited consolidated financial statements as of and for the year ended December 31, 2001 with management and the Company's independent auditors.

        The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also inquired into whether the independent auditors provide information technology services and other non-audit services to us and was advised that it does not provide any such services.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to our board that our audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The Audit Committee:

Roland W. Burris
Joel G. Herter
Heidi N. Lawton
Joel D. Simmons

PERFORMANCE GRAPH

        The graph below compares the cumulative total return on our common stock for the last five fiscal years, with the cumulative total return on the Standard & Poor's 500 Index and with the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), Equity REIT Total Return Index for all equity REITs over the same period (assuming the investment of $100 in our common stock, the S&P 500 Total Return Index and the NAREIT Equity REIT Total Return Index on December 31, 1996, and the reinvestment of all dividends). The NAREIT's Equity REIT Total Return Index excludes REITs which operate healthcare facilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the year ended December 31, 2001, we purchased various administrative services, such as payroll preparation and management, data processing, insurance consultation and placement, investor relations and mail processing from affiliates of The Inland Group, Inc. These services were purchased from these entities based on an hourly cost assigned to each employee of the affiliate providing the services. The hourly rate is based on the employee's salary, plus a pro rata allocation of overhead including, but not limited to, employee benefits, rent, materials, fees, taxes and operating expenses incurred by each entity in operating their respective businesses. Computer services were purchased at a contract rate of $30.00 per hour. For the year ended December 31, 2001, these expenses totaled $2,479,497. Additionally, we lease our corporate office space from an affiliate of The Inland Group, Inc. Payments under this lease for the year ended December 31, 2001 were $131,160.

        During the year ended December 31, 2001, we purchased legal services from attorneys employed by The Inland Real Estate Group, Inc., a wholly-owned subsidiary of The Inland Group, Inc. The fees for these services are based on costs incurred by The Inland Real Estate Group, Inc. and are currently purchased at $190.00 per hour. For the year ended December 31, 2001, we paid approximately $140,822 for these legal services.

        An affiliate of The Inland Group, Inc. holds a mortgage on the Walgreens property, owned by us, located in Decatur, Illinois. As of December 31, 2001, the remaining balance of the mortgage was $668,824. The loan secured by this mortgage bears interest at a rate equal to 7.65% per annum and matures on May 31, 2004. For the year ended December 31, 2001, we paid principal and interest payments totaling $68,266 on this mortgage.

        During the year ended December 31, 2001, we completed several financing transactions, as a result of which we incurred additional indebtedness of $46,130,000. In connection with obtaining this financing, which is secured by certain investment properties, we paid a commission for mortgage brokerage services to Cohen Financial in an amount totaling $230,650 (equivalent to one-half of one percent of the principal amounts of the indebtedness). We anticipate utilizing the services of Cohen Financial in future financing activities. In each case, we anticipate paying Cohen Financial a brokerage fee equal to one-half of one percent. Joel D. Simmons, one of our independent directors, is a limited partner of Cohen Financial.

STOCKHOLDER PROPOSALS

        We have not received any stockholder proposals for inclusion in this year's proxy statement. If a stockholder wishes to present a proposal to be included in the proxy statement for the next annual meeting, the proposal must be submitted in writing and received by our secretary at our offices no later than March 8, 2003 addressed as follows: to Corporate Secretary, Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

INLAND REAL ESTATE CORPORATION
2901 Butterfield Road
Oak Brook, Illinois 60523
This Proxy is solicited on behalf of the Board of Directors

        The undersigned hereby appoints Robert D. Parks and David J. Kayner, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the Common Stock of Inland Real Estate Corporation held of record by the undersigned on April 17, 2002, at the Annual Meeting of Stockholders when convened on May 16, 2002 or any adjournment thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH HEREIN. In the event that any other matter may properly come before the Annual Meeting, or any adjournment thereof, the Proxies are authorized, in their discretion, to vote on the matter.

To vote electronically, go to www.inlandvote.com

PLEASE MARK VOTES AS IN THIS EXAMPLE.  ☒

1.	Elect the following seven individuals to serve as directors, including four independent directors, until the next annual meeting of Stockholders or otherwise as provided in our governing documents.
For, except vote withheld from the following nominees:
					FOR	AGAINST
		FOR	AGAINST	Joel G. Herter	☐	☐
	Roland W. Burris	☐	☐	Heidi N. Lawton	☐	☐
	G. Joseph Cosenza	☐	☐	Robert D. Parks	☐	☐
	Daniel L. Goodwin	☐	☐	Joel D. Simmons	☐	☐
2.	Ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2002.				FOR ☐	AGAINST ☐

Shares:	Proxy Account #: Proxy PIN:
Signature of Stockholder	Dated:

Signature, if held jointly	Dated:

Signature, if held jointly	Dated:

Signature, if held jointly	Dated:

Signature, if held jointly	Dated:

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope.

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INFORMATION ABOUT THE ANNUAL MEETING
INLAND REAL ESTATE CORPORATION 2901 Butterfield Road Oak Brook, Illinois 60523 This Proxy is solicited on behalf of the Board of Directors